MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS Highlights:

	•	Fourth quarter GAAP net sales of $850.1 million, an increase of 69% from the prior quarter and 138% versus last year; non-GAAP net sales of $949.5 million

	•	Fourth quarter GAAP EPS of $0.05 and non-GAAP EPS of $0.25; full year GAAP EPS of $0.15 and non-GAAP EPS of $0.39

	•	Semiconductor Materials increased market share in an environment of rising prices

	•	Solar Materials increased fourth quarter net sales by 27% sequentially, and expanded operating margin by 563 basis points sequentially to 13.6%

•
SunEdison more than doubled project pipeline in 2010 to 1.4 gigawatts; in the fourth quarter, SunEdison completed the Rovigo project and received the final payment for total project sale proceeds of $366 million

St. Peters, MO, February 1, 2011 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced financial results for the fourth quarter and full year 2010.

GAAP net sales for the quarter were $850.1 million, an increase of 69% from $503.1 million in the third quarter of 2010 and an increase of 138% from $356.7 million in the fourth quarter of 2009.  Fourth quarter GAAP net sales include $307.6 million in 2010 and $3.8 million in 2009 from the SunEdison business that was acquired in November 2009.  Non-GAAP net sales for the quarter were $949.5 million and include $99.4 million of adjustments for revenue or profit deferrals required under GAAP real estate and lease accounting.  See the financial statement tables at the end of this press release for reconciliation between GAAP and non-GAAP financial measures.  All adjustments relate to the SunEdison segment.

For the full year, GAAP net sales were $2,239.2 million, an increase of 92% from $1,163.6 million in 2009.  GAAP net sales include $420.5 million in 2010 and $3.8 million in 2009 from the SunEdison business. Non-GAAP net sales for full year 2010 were $2,416.0 million and include $176.8 million of adjustments for deferrals required under GAAP real estate and lease accounting.

The company reported GAAP operating income of $20.9 million for the quarter, compared to operating income of $9.9 million in the third quarter and an operating loss of $11.0 million in the fourth quarter of 2009. Non-GAAP operating income for the fourth quarter was $88.4 million.

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MEMC’s GAAP net income for the fourth quarter was $11.4 million, or $0.05 per share, compared to a net income of $17.6 million, or $0.08 per share, in the third quarter and a net loss of $7.1 million, or $0.03 per share, in the prior year quarter.  Non-GAAP net income for the quarter was $58.2 million, or $0.25 per share.

GAAP net income for the full year was $33.2 million, or $0.15 per share, compared to a net loss of $68.3 million, or $0.31 per share, in 2009.  Non-GAAP net income for the full year was $88.7 million, or $0.39 per share.

During the fourth quarter, the company generated operating cash flow of $286.6 million, compared to operating cash flow of $52.3 million in the third quarter of 2010 and $19.4 million in the fourth quarter of 2009.  Higher sequential operating cash flow was driven by improvements in net working capital.  For the full year, the company generated operating cash flow of $347.6 million, compared to $33.0 million in 2009.  The increase for the year was driven by net income growth, deferred revenue for solar energy systems, and net working capital.

Capital expenditures were $115.1 million in the quarter, driven by investments in 300mm wafer production, solar wafering manufacturing, and projects for productivity improvement.

Construction of solar energy systems for SunEdison projects of $101.5 million for the fourth quarter includes the construction of solar projects currently classified as owned projects and carried as fixed assets. Cash flow for projects expected to result in direct sales is reflected in working capital.

Free cash flow was $188.4 million during the quarter and $7.0 million for the full year.

MEMC ended the fourth quarter with cash and cash equivalents of $707.3 million excluding $62.5 million of restricted cash.

Non-recourse project debt and capital leases were $618.4 million at year end and there was no short-term borrowing under the company’s corporate revolving credit facility as of December 31, 2010.

“Our fourth quarter results extended MEMC’s recent trend of steady improvement, with SunEdison delivering its strongest quarter to date,” said Chief Executive Officer Ahmad Chatila. “While semiconductor and solar end markets are dynamic, we are improving our execution while continuing strategic initiatives that will catalyze our growth in 2011 and beyond.”

For the full year of 2011, MEMC expects non-GAAP sales in the range of $3.4 – 3.7 billion and earnings per share of $1.00 to $1.30.  MEMC expects GAAP sales in the range of $2.8 - $3.1 billion and earnings per share of $0.25 to $0.55.

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Following is additional detail on fourth quarter 2010 results by segment.

Semiconductor Materials
Semiconductor Materials net sales for the fourth quarter were $262.6 million, an increase of 1% from the third quarter of 2010 and 26% from the fourth quarter of 2009.  The sequential increase was primarily driven by additional market share and higher pricing, partially offset by lower seasonal volumes. The year-over-year increase in sales was the result of significantly higher volume and higher wafer pricing.

Segment operating profit was $25.6 million, compared to $26.2 million in the third quarter, and a loss of $9.6 million in the prior year quarter.  The small sequential decline in operating profit in the fourth quarter was primarily a result of foreign currency effects and lower volume, partially offset by higher pricing.  The year-over-year increase was driven by higher pricing, volume, and productivity improvements.

Solar Materials
Solar Materials net sales for the fourth quarter were $279.9 million, an increase of 27% from the third quarter of 2010 and an increase of 93% from the fourth quarter of 2009.  Both the sequential and the year-over-year increases were the result of significantly higher wafer volumes and a modest increase in pricing.

Segment operating profit was $38.1 million in the fourth quarter, compared to $17.6 million in the third quarter, and $32.4 million in the prior year quarter. Fourth quarter segment operating profit includes costs associated with the integration of and volume increases at Solaicx.  Higher wafer volumes drove both the sequential and year-over-year increases in operating profit.

Solar Energy (SunEdison)
SunEdison GAAP net sales for the fourth quarter were $307.6 million, compared to net sales of $21.5 million in the third quarter of 2010, and $3.8 million in the prior year quarter.  SunEdison non-GAAP net sales for the 2010 fourth quarter were $407.0 million. As previously announced, SunEdison completed the sale of the 70 megawatt (MW) Rovigo project to First Reserve.  Consistent with our treatment of similarly structured projects, $58.0 million in revenue for Rovigo deferred in SunEdison’s GAAP results was recognized as revenue in the non-GAAP results and $19.7 million in revenue was not recognized in GAAP or non-GAAP results as a result of minority ownership interest in the First Reserve joint venture.

SunEdison’s fourth quarter GAAP operating loss was $8.2 million, compared to an operating loss of $7.2 million in the third quarter of 2010. GAAP operating loss in the fourth quarter was driven by the timing difference between recognition of cost and revenue under GAAP real estate accounting.  SunEdison’s non-GAAP operating income for the fourth quarter was $59.3 million.

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SunEdison ended the year with a pipeline of 1,416MW, of which 87MW was under construction at year end.  SunEdison uses the term “pipeline” to identify solar energy systems for which SunEd has a signed PPA (Power Purchase Agreement) contract or a secured grid connection site and completed permitting, or document of customer intent/LOI (Letter of Intent) identifying the terms and conditions to develop the proposed transaction. “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

Corporate/Other
Corporate/other cost was $34.6 million in the fourth quarter, compared to $26.7 million in the third quarter of 2010 and $27.6 million in the prior year quarter.  The sequential and year-over-year increases were driven primarily by the timing of non-cash stock vesting, as well as additional headcount in support of growth.

The company will provide additional information on 2010 fourth quarter and full year results, and 2011 guidance on the conference call today, February 1, at 5:30 p.m. ET.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Mark Murphy
Chief Financial Officer
(636) 474-5338

Steve O’Rourke
Chief Strategy Officer
(636) 474-5243

Helen Li
Manager, Investor Relations
(636) 474-5753
xli@memc.com

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the SunEdison segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  For a complete description of our non-GAAP measures, see the non-GAAP reconciliation table below and Form 8-K filed today.

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Conference Call
MEMC will host a conference call today, February 1 at 5:30 p.m. ET to discuss the company’s fourth quarter and full year results and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 7:30 p.m. ET on February 1 until 11:59 p.m. ET on February 8.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 189603. A replay will also be available until 11:59 p.m. ET on February 8 on the company’s web site at www.memc.com.

About MEMC
MEMC is a world leader in semiconductor and solar technology.  MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years.  With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services.  MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that for the full year of 2011, MEMC expects non-GAAP sales in the range of $3.4 – 3.7 billion and non-GAAP earnings per share of $1.00 to $1.30, and GAAP sales in the range of $2.8 - $3.1 billion and GAAP earnings per share of $0.25 to $0.55.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; changes to accounting interpretations or accounting rules; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the availability of attractive project finance and other capital for SunEdison projects; existing or new regulations and policies governing the electric utility industry; historical conversion rates for SunEdison of pipeline into completed projects will not be achieved; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; general economic conditions, including the ability of our customers to pay their debts as they become due; our ability to realize the benefits of any announced or future facility closings and/or restructurings; our ability to maintain future growth; failure of third-party subcontractors to construct and install our solar energy systems; customer acceptance of our new products; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in capacity expansion and the restructuring of our manufacturing operations across different plants; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; the integration of the SunEdison acquisition, the Solaicx acquisition or any future acquisitions; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in the composition of worldwide taxable income and applicable tax laws and regulations; changes in technology; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Net sales	$850.1	$503.1	$356.7	$2,239.2	$1,163.6
Cost of goods sold	726.1	418.2	303.7	1,894.1	1,035.5
Gross profit	124.0	84.9	53.0	345.1	128.1

Operating expenses:
Marketing and administration	83.1	59.4	52.4	277.3	161.9
Research and development	19.0	14.0	10.6	55.6	40.4
Restructuring and impairment charges	1.0	1.6	1.0	5.3	53.0
Insurance recovery	-	-	-	(11.9)	-
Operating profit (loss)	20.9	9.9	(11.0)	18.8	(127.2)

Non-operating expense (income):
Interest expense	5.5	5.1	3.1	28.7	4.0
Interest income	(0.7)	(0.7)	(4.1)	(5.5)	(26.5)
Decline (increase) in fair value of warrant	2.1	(0.2)	(1.7)	14.0	(5.4)
Other, net	1.7	0.8	(1.3)	(3.9)	0.9
Total non-operating expense (income)	8.6	5.0	(4.0)	33.3	(27.0)
Income (loss) before income tax benefit and equity in earnings of joint venture	12.3	4.9	(7.0)	(14.5)	(100.2)
Income tax benefit	(9.8)	(13.6)	(7.3)	(54.1)	(42.2)
Income (loss) before equity in earnings of joint venture	22.1	18.5	0.3	39.6	(58.0)
Equity in earnings of joint venture, net of tax	-	(0.1)	(6.0)	7.2	(11.8)
Net income (loss)	22.1	18.4	(5.7)	46.8	(69.8)
Net (income) loss attributable to noncontrolling interests	(10.7)	(0.8)	(1.4)	(13.6)	1.5
Net income (loss) attributable to MEMC stockholders	$11.4	$17.6	$(7.1)	$33.2	$(68.3)

Basic income (loss) per share	$0.05	$0.08	$(0.03)	$0.15	$(0.31)
Diluted income (loss) per share	$0.05	$0.08	$(0.03)	$0.15	$(0.31)

Weighted-average shares used in computing basic income (loss) per share	227.0	226.8	225.0	226.9	223.9
Weighted-average shares used in computing diluted income (loss) per share	228.7	227.6	225.0	228.1	223.9

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Net sales:
Semiconductor Materials	$262.6	$261.1	$207.7	$992.6	$586.3
Solar Materials	279.9	220.5	145.2	826.1	573.5
Solar Energy	307.6	21.5	3.8	420.5	3.8
Consolidated net sales	$850.1	$503.1	$356.7	$2,239.2	$1,163.6

Operating income (loss):
Semiconductor Materials	$25.6	$26.2	$(9.6)	$68.2	$(205.6)
Solar Materials	38.1	17.6	32.4	86.9	184.4
Solar Energy	(8.2)	(7.2)	(6.2)	(13.0)	(6.2)
Corporate and other	(34.6)	(26.7)	(27.6)	(123.3)	(99.8)
Consolidated operating income (loss)	$20.9	$9.9	$(11.0)	$18.8	$(127.2)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$707.3	$632.7
Restricted cash	43.8	37.4
Short-term investments	0.1	85.9
Accounts receivable, net	296.0	173.3
Inventories	214.6	140.5
Solar energy systems held for sale, including consolidated variable interest entities of $151.8 in 2010	237.5	20.3
Income taxes receivable	35.6	72.5
Prepaid and other current assets	210.8	87.0
Total current assets	1,745.7	1,249.6

Investments	110.3	297.6
Property, plant and equipment, net:
Semiconductor and Solar Materials	1,461.8	1,115.9
Solar energy systems, including consolidated variable interest entities of $56.2 and $45.8 in 2010 and 2009, respectively	566.1	344.8
Deferred tax assets, net	139.3	95.3
Customer warrant	5.2	19.2
Restricted cash	18.7	21.0
Other assets	172.3	91.1
Goodwill	342.7	285.3
Intangible assets, net	56.6	46.7
Total assets	$4,618.7	$3,566.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6.4	$5.4
Current portion of solar energy system financing and capital lease obligations, including
consolidated variable interest entities of $28.8 and $2.2 in 2010 and 2009, respectively	65.7	26.8
Accounts payable	745.5	219.3
Accrued liabilities	165.4	106.8
Contingent consideration related to acquisition of SunEdison and Solaicx	115.2	-
Accrued wages and salaries	50.4	39.2
Deferred revenue for solar energy systems	8.8	-
Customer deposits	92.9	83.6
Income taxes payable	41.8	28.0
Total current liabilities	1,292.1	509.1

Long-term debt and capital lease obligations, less current portion	20.5	25.2
Long-term solar energy system financing and capital lease obligations, less current portion, including
consolidated variable interest entities of $107.2 and $56.7 in 2010 and 2009, respectively	590.1	359.2
Pension and post-employment liabilities	54.1	46.6
Deferred revenue for solar energy systems	75.0	3.3
Semiconductor and Solar Materials deferred revenue	115.2	106.3
Other liabilities	177.3	310.0
Total liabilities	2,324.3	1,359.7

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	557.9	507.4
Retained earnings	2,112.3	2,079.1
Accumulated other comprehensive income	34.1	33.0
Treasury stock	(456.2)	(453.3)
Total MEMC stockholders' equity	2,250.5	2,168.6
Noncontrolling interests	43.9	38.2
Total stockholders' equity	2,294.4	2,206.8
Total liabilities and stockholders' equity	$4,618.7	$3,566.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Cash flows from operating activities:
Net income (loss)	$22.1	$18.4	$(5.7)	$46.8	$(69.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	45.1	43.5	34.4	164.7	124.0
Stock-based compensation	12.5	10.1	9.9	51.6	36.5
Impairment charges	-	-	-	-	24.6
Decline (increase) in fair value of warrant	2.1	(0.2)	(1.7)	14.0	(5.4)
Change in accounts receivable	(40.8)	32.0	19.8	(117.2)	26.0
Change in solar energy systems held for sale	91.7	(177.7)	14.1	(158.5)	14.1
Change in accounts payable	162.2	145.7	(8.3)	370.7	1.6
Changes in income taxes receivable and payable	29.7	(27.7)	20.8	43.6	9.1
Deferred revenue for solar energy systems	4.3	68.4	-	78.8	-
Working capital and other	(42.3)	(60.2)	(63.9)	(146.9)	(127.7)
Net cash provided by operating activities	286.6	52.3	19.4	347.6	33.0

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	-	(73.5)	(188.5)	(73.5)	(188.5)
Proceeds from sale and maturities of investments	-	38.2	140.7	185.0	272.5
Proceeds from return of equity method investment	7.7	-	-	85.3	-
Purchases of available for sale investments	-	-	-	-	(10.9)
Purchases of cost and equity method investments	(2.0)	(6.8)		(18.8)
Capital expenditures	(115.1)	(95.8)	(73.6)	(352.0)	(225.4)
Construction of solar energy systems	(101.5)	(66.9)	(28.0)	(280.1)	(28.0)
Restricted cash	6.9	(14.7)	2.1	(1.8)	2.2
Payments to vendors for deposits and loans	(17.0)	(39.9)	-	(85.0)	-
Cash received from net investment hedge	-	(0.8)	-	17.6	-
Investment in joint venture	-	-	(50.7)	-	(121.7)
Other	(1.4)	-		1.5
Net cash used in investing activities	(222.4)	(260.2)	(198.0)	(521.8)	(299.8)

Cash flows from financing activities:
Net repayments of customer deposits
related to long-term supply agreements	(2.5)	(1.1)	(0.2)	(31.3)	(90.4)
Principal payments on long-term debt	(1.8)	-	(42.8)	(4.8)	(46.0)
Net (repayments) proceeds from Corporate revolver obligations	(50.0)	50.0	-	-	-
Proceeds from solar energy system financing and capital lease obligations	172.6	85.2	78.1	364.4	78.1
Repayments of solar energy system financing and capital lease obligations	(42.4)	(2.9)	(15.6)	(61.1)	(15.6)
Common stock repurchased	(2.5)	-	-	(2.8)	(15.8)
Proceeds from issuance of common stock	-	-	0.1	-	0.7
Proceeds from non-controlling interests	0.1	0.3	-	10.1	-
Return of investment and dividends to noncontrolling interest	(18.4)	-	-	(18.4)	-
Excess tax benefits from stock-based compensation arrangements	-	-	-	-	0.3
Debt financing fees	(3.8)	(0.1)	(3.0)	(12.9)	(3.0)
Net cash provided by (used in) financing activities	51.3	131.4	16.6	243.2	(91.7)

Effect of exchange rate changes on cash and cash equivalents	3.7	11.6	2.5	5.6	2.9

Net increase (decrease) in cash and cash equivalents	119.2	(64.9)	(159.5)	74.6	(355.6)
Cash and cash equivalents at beginning of period	588.1	653.0	792.2	632.7	988.3
Cash and cash equivalents at end of period	$707.3	$588.1	$632.7	$707.3	$632.7

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF GAAP DEBT OUTSTANDING	December 30,
2010

Consolidated

Materials Business - Bank debt and capital lease obligations	$26.9
SunEdison - Debt	37.4
SunEdison - Current portion of non-recourse system financing debt and capital lease obligations	65.7
SunEdison - Non-recourse system financing debt and capital lease obligations, less current portion	552.7
Total	$682.7

NON-GAAP RECONCILIATION OF FREE CASH FLOW	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Net cash provided by operating activities	$286.6	$19.4	$347.6	$33.0

Capital expenditures	(115.1)	(73.6)	(352.0)	(225.4)
Construction of solar energy systems	(101.5)	(28.0)	(280.1)	(28.0)
Proceeds from solar energy system financing and capital lease obligations	172.6	78.1	364.4	78.1
Repayments of solar energy system financing and capital lease obligations	(42.4)	(15.6)	(61.1)	(15.6)
Dividends to noncontrolling interest	(11.8)	-	(11.8)	-
Free cash flow	$188.4	$(19.7)	$7.0	$(157.9)

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flows which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of the leases, resulting in a gain on sale that is deferred and not immediately included in net income. Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES (Unaudited) [A]

	Three months ended	Twelve-months ended
(In millions except per share data)	December 31, 2010	December 31, 2010
Non-GAAP Financial Measures
Non-GAAP net sales	$949.5	$2,416.0
Non-GAAP operating income	88.4	99.7
Non-GAAP net income	58.2	88.7
Non-GAAP fully diluted income per share	0.25	0.39

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$850.1	$2,239.2
Direct sales [B]	58.1	75.7
Financing sale-leasebacks [C]	41.3	101.1
Non-GAAP net sales	$949.5	$2,416.0

GAAP operating income	$20.9	$18.8
Direct sales [B]	58.4	61.4
Cash gain received on financing sale-leasebacks [C]	9.1	19.5
Non-GAAP operating income	$88.4	$99.7

GAAP net income	$11.4	$33.2
Total SunEdison non-GAAP adjustments, net of tax [D]	46.8	55.5
Non-GAAP net income	$58.2	$88.7

GAAP fully diluted income per share	$0.05	$0.15
Non-GAAP adjustments	0.20	0.24
Non-GAAP fully diluted income per share	$0.25	$0.39

	2011 Guidance
	Twelve-months ended December 31, 2011
(In billions except per share data)	Low Estimate	High Estimate
Non-GAAP Financial Measures
Non-GAAP net sales	$3.4	$3.7
Non-GAAP fully diluted income per share	1.00	1.30

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$2.8	$3.1
Direct sales [B]	0.2	0.2
Financing sale-leasebacks [C]	0.4	0.4
Non-GAAP net sales	$3.4	$3.7

GAAP fully diluted income per share	$0.25	$0.55
Non-GAAP adjustments	0.75	0.75
Non-GAAP fully diluted income per share	$1.00	$1.30

[A]
The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows.  Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business.   These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]
These non-GAAP measures include adjustments to revenue in the Company’s Solar Energy (SunEdison) segment from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method.  The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems.  This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built.  Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees.  For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]
Adjustment relates to revenue from SunEdison sale/leaseback transactions. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP.  Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions.  These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option.  This system development margin will be recognized under GAAP upon termination of the related lease because the present value of the lease payments are less than the amount recorded as debt.

[D]	Income tax has been calculated using the estimated incremental tax rate for MEMC in the jurisdictions giving rise to the operating income adjustment.